Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Dan Keeney, APR
DPK Public Relations
832-467-2904
dan@dpkpr.com

ERHC Energy Inc. commences Arbitration in Blocks 5 and 6 of the Nigeria and São Tomé and Príncipe Joint Development Zone

LONDON, November 25, 2008 – ERHC Energy Inc. (OTCBB: ERHE), a publicly traded American company with oil and gas assets in the highly prospective Gulf of Guinea off the coast of West Africa, today announced that it has dispatched notices of arbitration for service on the Joint Development Authority (JDA) and the governments of Nigeria and São Tomé and Príncipe to commence arbitration in London.

The arbitration relates to ERHC’s rights in Joint Development Zone (JDZ) Blocks 5 and 6. No Production Sharing Contracts have been signed in either Block since working interests in the Blocks were awarded in 2005 to several companies, including ERHC. ERHC was awarded a 15 percent working interest in JDZ Blocks 5 and 6 in a 2005 bid/licensing round conducted by the JDA, following the exercise by ERHC of preferential rights in the Blocks as guaranteed by contractual and treaty arrangements.

ERHC wants the London Court of International Arbitration (LCIA) to clarify that ERHC’s interests in JDZ Blocks 5 and 6 remain intact. Earlier, ERHC filed suit in the Federal High Court in Nigeria to ensure that no action contrary to ERHC interests was taken in both Blocks pending the arbitration in London.

Neither the notice of arbitration nor the lawsuit concerns any of ERHC’s other interests in the JDZ and in the São Tomé and Príncipe Exclusive Economic Zone.

“We are hopeful that resolving this matter quickly and amicably will serve as the spark needed for all interested parties to finally make the long-awaited progress in Blocks 5 and 6,” said ERHC Chief Operating Officer Peter Ntephe. “Our involvement in JDZ Blocks 2, 3 and 4 has affirmed our conviction on how well the process can work when operators have world-class expertise.”

About ERHC Energy
ERHC Energy Inc. is a Houston-based independent oil and gas company focused on growth through high impact exploration in the highly prospective Gulf of Guinea and the development of undeveloped and marginal oil and gas fields. ERHC is committed to creating and delivering significant value for its shareholders, investors and employees, and to sustainable and profitable growth through risk balanced smart exploration, cost efficient development and high margin production. For more information, visit www.erhc.com.

Cautionary Statement
This press release contains statements concerning ERHC Energy Inc.’s future operating milestones, future drilling operations, the planned exploration and appraisal program, future prospects, future investment opportunities and financing plans, future shareholders’ meetings, response to the Senate Subcommittee investigation, developments in the SEC investigation of the Company and related proceedings, as well as other matters that are not historical facts or information.  Such statements are inherently subject to a variety of risks, assumptions and uncertainties that could cause actual results to differ materially from those anticipated, projected, expressed or implied.  A discussion of the risk factors that could impact these areas and the Company’s overall business and financial performance can be found in the Company’s reports and other filings with the Securities and Exchange Commission. These factors include, among others, those relating to the Company’s ability to exploit its commercial interests in the JDZ and the exclusive territorial waters of São Tomé and Príncipe, general economic and business conditions, changes in foreign and domestic oil and gas exploration and production activity, competition, changes in foreign, political, social and economic conditions, regulatory initiatives and compliance with governmental regulations and various other matters, many of which are beyond the Company’s control. Given these concerns, investors and analysts should not place undue reliance on these statements. Each of the above statements speaks only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any of the above statements is based.

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